SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

AMERISTAR CASINOS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

03070Q101

(CUSIP Number)

January 2, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03070Q101	Page 2 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 1,046,650 (See Item 4)
(6) Shared voting power None (see Item 4)
(7) Sole dispositive power 1,046,650 (See Item 4)
(8) Shared dispositive power None
(9)	Aggregate amount beneficially owned by each reporting person 1,046,650 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) 3.2%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 3 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 1,046,650
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 1,046,650
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,046,650 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) 3.2%
(12)	Type of reporting person* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 4 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 1,046,650
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 1,046,650
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,046,650 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) 3.2%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 5 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 1,046,650
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 1,046,650
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,046,650 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) 3.2%
(12)	Type of reporting person* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 6 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 1,046,650
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 1,046,650
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,046,650 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) 3.2%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 7 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, LLC
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 1,046,650
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 1,046,650
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,046,650 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) 3.2%
(12)	Type of reporting person* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 8 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, Ltd.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 1,046,650
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 1,046,650
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,046,650 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) 3.2%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 9 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Japan Unit Trust
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 1,046,650
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 1,046,650
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 1,046,650 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) 3.2%
(12)	Type of reporting person* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 10 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Master Fund, Ltd.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 291,397
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 291,397
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 291,397 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .89%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 11 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Fund, L.P.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 291,397
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 291,397
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 291,397 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .89%
(12)	Type of reporting person* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 12 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Fund, Ltd.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 291,397
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 291,397
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 291,397 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .89%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 13 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Master Fund Ltd.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 31,396
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 31,396
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 31,396 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .10%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 14 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, L.P.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 31,396
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 31,396
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 31,396 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .10%
(12)	Type of reporting person* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 15 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, Ltd.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 31,396
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 31,396
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 31,396 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .10%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 16 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balamat Cayman Fund Limited
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 38,751
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 38,751
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 38,751 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .12%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 17 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Master Fund, Ltd.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 109,100
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 109,100
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 109,100 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .33%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 18 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Onshore Fund, L.P.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 109,100
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 109,100
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 109,100 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .33%
(12)	Type of reporting person* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 19 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Offshore Fund, Ltd.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Cayman
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 109,100
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 109,100
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 109,100 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .33%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 20 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Lyxor/Balyasny Atlas Enhanced Fund Limited
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 132,600
(6) Shared voting power None (See Item 4)
(7) Sole dispositive power 132,600
(8) Shared dispositive power None (See Item 4)
(9)	Aggregate amount beneficially owned by each reporting person 132,600 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) .40%
(12)	Type of reporting person* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 21 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 1,649,894 (See Item 4)
(6) Shared voting power None
(7) Sole dispositive power 1,649,894 (See Item 4)
(8) Shared dispositive power None
(9)	Aggregate amount beneficially owned by each reporting person 1,649,894 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) 5.03%
(12)	Type of reporting person* IA

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 03070Q101	Page 22 of 44 Pages

(1)	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
(2)	Check the appropriate box if a member of a group* (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power 1,649,894 (See Item 4)
(6) Shared voting power None
(7) Sole dispositive power 1,649,894 (See Item 4)
(8) Shared dispositive power None
(9)	Aggregate amount beneficially owned by each reporting person 1,649,894 (See Item 4)
(10)	Check box if the aggregate amount in Row (9) excludes certain shares* ☐ Not Applicable
(11)	Percent of class represented by amount in Row (9) 5.03%
(12)	Type of reporting person* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a) Name of Issuer:

      Ameristar Casinos, Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

      3773 Howard Hughes Pkwy

      Suite 490 South

      Las Vegas, NV 89169

      United States

Item 2	(a) – (c) This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd. is a Cayman corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(2) Atlas Global, LLC is a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 12.74% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd. is a Cayman corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AGI owns 33.03 % of the equity interests in AMF.

(4) Atlas Institutional Fund, LLC is a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF LLC owns 5.68% of the equity interests in AMF.

(5) Atlas Institutional Fund, Ltd. is a Cayman corporation (“AIF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AIF LTD owns 26.93% of the equity interests in AMF.

(6) Atlas Institutional Fund II, LLC is a Delaware limited liability company (“AIF2 LLC”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. AIF2 LLC owns 6.92% of the equity interests in AMF.

(7) Atlas Institutional Fund II, Ltd. is a Cayman corporation (“AIF2 LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AIF2, LTD owns 5.14% of the equity interests in AMF.

Page 23 of 44 Pages

(8) Atlas Global Japan Unit Trust is a Cayman exempted unit trust (“AGJ”), with its principal business office at c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Financial Centre, 11 Dr. Roy’s Drive-3rd Floor, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. AGJ owns 8.60% of the equity interests in AMF.

(9) Atlas Leveraged Master Fund, Ltd. is a Cayman corporation (“ATLAS LEVERAGED MASTER FUND”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(10) Atlas Leveraged Fund, L.P. is a Delaware limited partnership (“ALF LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. ALF LP owns 33.26% of the equity interests in ATLAS LEVERAGED MASTER FUND.

(11) Atlas Leveraged Fund, Ltd. is a Cayman corporation (“ALF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. ALF LTD. owns 66.71% of the equity interests in ATLAS LEVERAGED MASTER FUND.

(12) Atlas Fundamental Trading Master Fund Ltd. is a Cayman corporation (“AFT MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(13) Atlas Fundamental Trading Fund, L.P., is a Delaware limited partnership (“AFT LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFT LP owns 56.09% of the equity interests in AFT MASTER.

(14) Atlas Fundamental Trading Fund Ltd. is a Cayman corporation (“AFT LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AFT LTD owns 43.74% of the equity interests in AFT MASTER.

(15) Balamat Cayman Fund Limited is a Cayman corporation (“BCF”), with its principal business office at c/o City Hedge Fund Services (Cayman), Ltd., P.O. Box 10293, 27 Hospital Road, 5th Floor, George Town, Grand Cayman, Cayman , British West Indies.

(16) Balyasny Dedicated Investor Master Fund, Ltd. is a Cayman corporation (“BDI MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

Page 24 of 44 Pages

(17) Balyasny Dedicated Investor Onshore Fund, L.P. is a Delaware limited partnership (“BDI LP”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. BDI LP owns 32.24% of the equity interests in BDI MASTER.

(18) Balyasny Dedicated Investor Offshore Fund, Ltd. is a Cayman corporation (“BDI LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. BDI LTD owns 67.71% of the equity interests in BDI MASTER.

(19) Lyxor/Balyasny Atlas Enhanced Fund Limited is a Jersey limited corporation (“LYXOR”), with its registered office at 18 Esplanade, St. Helier, Jersey JE4 8RT, Channel Islands.

(20) Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, and Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, ATLAS LEVERAGED MASTER FUND, ALF LP, ALF LTD, AFT MASTER, AFT LP, AFT LTD, BCF, BDI MASTER, BDI LP, BDI LTD and LYXOR.

(23) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number: 03070Q101

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Page 25 of 44 Pages

Item 4	Ownership:

AMF

(a)	Amount Beneficially Owned:

1,046,650

(b)	Percent of Class:

3.2%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,046,650

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,046,650

(iv)	Shared power to dispose or to direct disposition of:

None

AG

(a)	Amount Beneficially Owned:

By virtue of its ownership of 12.74% of the equity interest in AMF, AG may be deemed to beneficially own the 1,046,650 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

3.2%

Page 26 of 44 Pages

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,046,650

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,046,650

(iv)	Shared power to dispose or to direct disposition of:

None

AGI

(a)	Amount Beneficially Owned:

By virtue of its ownership of 33.03% of the equity interest in AMF, AGI may be deemed to beneficially own the 1,046,650 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

3.2%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,046,650

(ii)	Shared power to vote or to direct vote:

None

(ii)	Sole power to dispose or direct disposition of:

1,046,650

Page 27 of 44 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 5.68% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 1,046,650 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

3.2%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,046,650

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,046,650

(iv)	Shared power to dispose or to direct disposition of:

None

AIF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 26.93% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 1,046,650 Shares of the Company’s Common Stock beneficially owned by AMF.

Page 28 of 44 Pages

(b)	Percent of Class:

3.2%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,046,650

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,046,650

(iv)	Shared power to dispose or to direct disposition of:

None

AIF2 LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 6.92% of the equity interest in AMF, AIF2 LLC may be deemed to beneficially own the 1,046,650 Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

3.2%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,046,650

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,046,650

Page 29 of 44 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

AIF2 LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 5.14% of the equity interest in AMF, AIF2 LTD may be deemed to beneficially own the 1,046,650Shares of the Company’s Common Stock beneficially owned by AMF.

(b)	Percent of Class:

3.2%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,046,650

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,046,650

(iv)	Shared power to dispose or to direct disposition of:

None

AGJ

(a)	Amount Beneficially Owned:

By virtue of its ownership of 8.6% of the equity interest in AMF, AGJ may be deemed to beneficially own the 1,046,650 Shares of the Company’s Common Stock beneficially owned by AMF.

Page 30 of 44 Pages

(b)	Percent of Class:

3.2%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,046,650

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,046,650

(iv)	Shared power to dispose or to direct disposition of:

None

ATLAS LEVERAGED MASTER FUND

(a)	Amount Beneficially Owned:

291,397

(b)	Percent of Class:

.89%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

291,397

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

291,397

Page 31 of 44 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

ALF LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 33.26% of the equity interest in ATLAS LEVERAGED MASTER FUND, ALF LP may be deemed to beneficially own the 291,397 Shares of the Company’s Common Stock beneficially owned by ATLAS LEVERAGED MASTER FUND.

(b)	Percent of Class:

.89%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

291,397

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

291,397

(iv)	Shared power to dispose or to direct disposition of:

None

Page 32 of 44 Pages

ALF LTD.

(a)	Amount Beneficially Owned:

By virtue of its ownership of 66.71% of the equity interest in ATLAS LEVERAGED MASTER FUND, ALF LP may be deemed to beneficially own the 291,397 Shares of the Company’s Common Stock beneficially owned by ATLAS LEVERAGED MASTER FUND.

(b)	Percent of Class:

.89%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

291,397

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

291,397

(iv)	Shared power to dispose or to direct disposition of:

None

AFT MASTER

(a)	Amount Beneficially Owned:

31,396

(b)	Percent of Class:

.10%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

31,396

Page 33 of 44 Pages

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

31,396

(iv)	Shared power to dispose or to direct disposition of:

None

AFT LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 56.09% of the equity interest in AFT MASTER, AFT LP may be deemed to beneficially own the 31,396 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

(b)	Percent of Class:

.10%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

31,396

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

31,396

(iv)	Shared power to dispose or to direct disposition of:

None

Page 34 of 44 Pages

AFT LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 43.74% of the equity interest in AFT MASTER, AFT LTD may be deemed to beneficially own the 31,396 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

(b)	Percent of Class:

.10%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

31,396

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

31,396

(iv)	Shared power to dispose or to direct disposition of:

None

BCF

(a)	Amount Beneficially Owned:

38,751

(b)	Percent of Class:

.12%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

38,751

Page 35 of 44 Pages

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

38,751

(iv)	Shared power to dispose or to direct disposition of:

None

BDI MASTER

(a)	Amount Beneficially Owned:

109,100

(b)	Percent of Class:

.33%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

109,100

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

109,100

(iv)	Shared power to dispose or to direct disposition of:

None

Page 36 of 44 Pages

BDI LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 32.24% of the equity interest in BDI MASTER, BDI LP may be deemed to beneficially own the Shares of the Company’s Common Stock beneficially owned by BDI MASTER.

(b)	Percent of Class:

.33%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

109,100

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

109,100

(iv)	Shared power to dispose or to direct disposition of:

None

BDI LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 67.71% of the equity interest in BDI MASTER, BDI LTD may be deemed to beneficially own the 109,100 Shares of the Company’s Common Stock beneficially owned by BDI MASTER.

(b)	Percent of Class:

.33%

Page 37 of 44 Pages

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

109,100

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

109,100

(iv)	Shared power to dispose or to direct disposition of:

None

LYXOR

(a)	Amount Beneficially Owned:

132,600

(b)	Percent of Class:

.40%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

132,600

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

132,600

Page 38 of 44 Pages

(iv)	Shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, ATLAS LEVERAGED MASTER FUND, ALF LP, ALF LTD, AFT MASTER, AFT LP, AFT LTD, BCF, BDI MASTER, BDI LP, BDI LTD and LYXOR., BAM may be deemed to beneficially own the 1,649,894 Shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, ATLAS LEVERAGED MASTER FUND, ALF LP, ALF LTD, AFT MASTER, AFT LP, AFT LTD, BCF, BDI MASTER, BDI LP, BDI LTD and LYXOR.

1,649,894

(b)	Percent of Class:

5.03%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,649,894

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,649,894

(iv)	Shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

Page 39 of 44 Pages

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 1,649,894 Shares of the Company’s Common Stock beneficially owned by BAM.

1,649,894

(b)	Percent of Class:

5.03%

(c)	Number of Shares as to which person has:

(i)	Sole power to vote or to direct vote:

1,649,894

(ii)	Shared power to vote or to direct vote:

None

(iii)	Sole power to dispose or direct disposition of:

1,649,894

(iv)	Shared power to dispose or to direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Page 40 of 44 Pages

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 41 of 44 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 2, 2013.

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		ATLAS INSTITUTIONAL FUND, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD.		ATLAS INSTITUTIONAL FUND II, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS INSTITUTIONAL FUND II, LTD.		ATLAS GLOBAL JAPAN UNIT TRUST

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Representative

Page 42 of 44 Pages

ATLAS LEVERAGED MASTER FUND, LTD.		ATLAS LEVERAGED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS LEVERAGED FUND, LTD.		ATLAS FUNDAMENTAL TRADING MASTER FUND LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

ATLAS FUNDAMENTAL TRADING FUND, L.P.		ATLAS FUNDAMENTAL TRADING FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

BALYASNY ASSET MANAGEMENT L.P.		LYXOR/BALYASNY ATLAS ENHANCED FUND LIMITED

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Representative

BALAMAT CAYMAN FUND LIMITED		BALYASNY DEDICATED INVESTOR MASTER FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Representative		Scott Schroeder Authorized Signatory

Page 43 of 44 Pages

BALYASNY DEDICATED INVESTOR ONSHORE FUND, L.P.		BALYASNY DEDICATED INVESTOR OFFSHORE FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder Authorized Signatory		Scott Schroeder Authorized Signatory

DMITRY BALYASNY

By:	/s/ Scott Schroeder
Scott Schroeder Authorized Representative

Page 44 of 44 Pages